Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 15, 2009	Brendan J. McGill
Executive Vice President & CFO
215-256-8828
Harleysville Savings Financial Corporation Announces an Increase in the Regular Cash Dividend and Third Quarter Earnings for Fiscal Year 2009
Harleysville, PA., July 15, 2009 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared an increase in the regular quarterly cash dividend to $.19 per share from $.18 per share which represents a 5.6% increase. The cash dividend will be payable on August 19, 2009 to stockholders of record on August 5, 2009.
Net income for the third quarter was $856,000 or $.24 per diluted share, after the $287,000 or $.08 per diluted share after tax adjustment due to the FDIC special assessment, compared to $1,036,000 or $.29 per diluted share for the same quarter last year.
Net income for the nine months ended June 30, 2009 amounted to $3,435,000 or $.95 per diluted share, after the $287,000 or $.08 per diluted share after tax adjustment due to the FDIC special assessment, compared to $2,871,000 or $.77 per diluted share for the same nine-month period a year ago.

Ron Geib, President and Chief Executive Officer of the Company, stated, “Given the current economic conditions our country is experiencing, we are pleased to be able to increase the cash dividend to reward our stockholders for their confidence in our Company. The strength of our balance sheet reflects our discipline to our fundamental operating principles of maintaining prudent underwriting standards and investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management. Despite the additional FDIC special assessment this quarter, we are well positioned to benefit from the continued favorable yield curve in the market.”
The Company’s assets totaled $825.1 million compared to $824.7 million a year ago. Stockholders’ book value increased 5.5% to $13.66 per share from $12.95 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of June 30, 2009

	Year-To-Date
	Nine Months Ended:		Three Months Ended:
(Dollars in thousands except per share data)	June 30,	June 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
(Unaudited)	2009	2008	2009	2009	2008	2008	2008
Selected Consolidated Earnings Data
Total interest income	$31,203	32,035	$9,973	$10,504	$10,726	$11,041	$10,812
Total interest expense	18,816	22,206	6,128	6,147	6,541	6,810	7,056

Net Interest Income	12,387	9,829	3,845	4,357	4,185	4,231	3,756
Provision for loan losses	290	40	90	100	100	45	35

Net Interest Income after Provision for Loan Losses	12,097	9,789	3,755	4,257	4,085	4,186	3,721

Impairment of equity securities	449	252	—	449	—	—	252
Loss on sale of investments	11	—	—	11	—	—	—
Gain on sale of investments	20	4	—	20	—	69	—
Other income	1,395	1,415	460	463	471	494	453
FDIC insurance premiums	861	37	604	239	18	19	12
Non interest expenses	7,826	7,328	2,510	2,580	2,736	2,710	2,542

Income before income taxes	4,365	3,591	1,101	1,461	1,802	2,020	1,368
Income tax expense	930	720	245	258	427	512	332

Net Income	$3,435	$2,871	$856	$1,203	$1,375	$1,508	$1,036

Per Common Share Data
Basic earnings	$0.96	$0.78	$0.24	$0.33	$0.38	$0.42	$0.29
Diluted earnings	$0.95	$0.77	$0.24	$0.33	$0.38	$0.42	$0.29
Dividends	$0.54	$0.51	$0.18	$0.18	$0.18	$0.18	$0.17
Book value	$13.66	$12.95	$13.66	$13.59	$13.41	$13.23	$12.95
Shares outstanding	3,614,903	3,553,533	3,614,903	3,603,409	3,580,711	3,567,934	3,553,533
Average shares outstanding — basic	3,591,380	3,669,262	3,608,620	3,592,286	3,580,630	3,566,230	3,555,039
Average shares outstanding — diluted	3,602,169	3,713,388	3,622,751	3,600,292	3,592,483	3,586,142	3,598,927

	Year-To-Date
	Nine Months Ended:		Three Months Ended:
	June 30,	June 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2009	2008	2009	2009	2008	2008	2008
Other Selected Consolidated Data
Return on average assets	0.56%	0.46%	0.42%	0.59%	0.67%	0.73%	0.51%
Return on average equity	9.50%	7.83%	6.97%	9.93%	11.60%	12.99%	9.09%
Net interest income rate spread	1.85%	1.32%	1.72%	1.97%	1.87%	1.89%	1.84%
Net yield on interest earning assets	2.05%	1.57%	1.92%	2.17%	2.07%	2.09%	2.06%
Operating expenses to average assets	1.41%	1.22%	1.52%	1.37%	1.33%	1.32%	1.25%

Efficiency ratio	63.32%	68.49%	72.33%	58.48%	59.14%	57.76%	60.68%
Ratio of non-performing loans to total assets at end of period	0.24%	0.08%	0.24%	0.23%	0.16%	0.15%	0.08%
Loan loss reserve to total loans, net	0.47%	0.43%	0.47%	0.45%	0.43%	0.42%	0.42%
Stockholders’ equity to assets	5.98%	5.58%	5.98%	6.02%	5.82%	5.72%	5.58%

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2009	2009	2008	2008	2008
Selected Consolidated Financial Data
Total assets	$825,151	$813,732	$824,275	$825,675	$824,655

Consumer Loans receivable — net	428,897	433,397	436,663	432,451	425,139

Commercial Loans	54,201	49,974	46,910	44,407	30,993
Loan loss reserve	2,272	2,193	2,098	1,988	1,960
Cash & investment securities	120,291	92,224	90,128	89,483	99,338
Mortgage-backed securities	176,091	193,179	206,674	214,691	224,917
FHLB stock	16,096	16,096	16,096	16,574	15,152
Deposits	450,997	439,493	420,163	425,513	440,921
Advances	316,088	318,147	350,345	347,846	329,154
Total stockholders’ equity	49,383	48,988	48,007	47,209	46,004